Exhibit 23.4

Source Energy Corp.
3555 Santoro Way, Suite A
San Diego, CA 92130
Phone (858) 259-2271
Fax     (858) 259-2273

December 12, 2011

Mr. Stephen Hosmer
Royale Energy Inc.
7676 Hazard Center Drive, Suite 150
San Diego, CA 92108

RE:  Consent of Independent Consulting Engineer

Dear Mr. Hosmer:

I hereby consent to the incorporation by reference of my report of Royale Energy, Inc. (the “Company”) dated February 23, 2011, in the Registration Statement on Form S-3 of the of the Company and its subsidiaries, to filed with the Securities and Exchange Commission on December 12, 2011.

I also consent to be referenced under the captions "Experts" in the Prospectus, which is part of this Registration Statement.

Sincerely,

/s/ James Frimodig
Jim Frimodig
Title: President